Exhibit 99.1

TESARO ANNOUNCES FOURTH-QUARTER 2015 OPERATING RESULTS

•                  U.S. commercial launch of VARUBI® (oral rolapitant) well underway

•                  Niraparib Phase 3 NOVA results expected in Q2 2016 are positioned to be the first data from a randomized, prospective Phase 3 trial of a PARP inhibitor

•                  New Drug Application (NDA) submission for niraparib planned for 2H 2016

•                  Investigational New Drug (IND) application for TSR-042 cleared by FDA

•                  IND submission for TSR-022 (anti-TIM-3 antibody) planned for Q2 2016

•                  Cash and cash equivalents totaled $230.1 million as of December 31, 2015

•                  Private placement financing will add an additional $155 million upon closing

WALTHAM, Mass., Feb. 25, 2016 — TESARO, Inc. (NASDAQ:TSRO), an oncology-focused biopharmaceutical company, today reported operating results for fourth-quarter 2015 and provided an update on the Company’s development programs.

“2016 is poised to be another exciting year for TESARO as we continue to drive awareness of CINV and work to make VARUBI® available to all eligible patients,” said Lonnie Moulder, CEO of TESARO. “We have implemented a comprehensive, global development program for niraparib in ovarian cancer that spans the treatment and maintenance settings, several patient subgroups and multiple lines of therapy, and we are also exploring combination and monotherapy approaches for additional tumor types. We continue to anticipate that data from our NOVA and QUADRA registration trials of niraparib will become available during the second quarter. Our NOVA study results will be the first data from a prospectively designed, randomized Phase 3 trial for a PARP inhibitor, and the full data from this global trial are intended to support regulatory applications and submissions to payors and pricing authorities as part of our commercialization strategy for the U.S. and European markets. We are enthusiastic about the potential for our pipeline candidates to create significant value for shareholders, particularly by expanding our niraparib development program into additional tumor types and advancing our portfolio of immuno-oncology candidates into the clinic.”

Recent Business Highlights

•                  TESARO launched VARUBI® (oral rolapitant) in November of 2015, following U.S. Food and Drug Administration (FDA) approval for use in combination with other antiemetic agents in adults, for the prevention of delayed nausea and vomiting associated with initial and repeat courses of emetogenic cancer chemotherapy, including, but not limited to, highly emetogenic chemotherapy.

•                  The intravenous (IV) rolapitant development program is complete, and a New Drug Application (NDA) will be submitted to the FDA in the first quarter of 2016.

•                  Patient treatment continues in the Phase 3 NOVA trial of niraparib in patients with ovarian cancer, and based upon the observed event rate, TESARO continues to expect data in the second quarter of 2016.

•                  Enrollment continues in the QUADRA trial of niraparib for the treatment of patients with ovarian cancer who have received three or more prior lines of chemotherapy, and data from this trial is anticipated to become available in the second quarter.

•                  Antibody drug candidates targeting PD-1, TIM-3, and LAG-3 continue to advance, and the Investigational New Drug (IND) application for TSR-042, our anti-PD-1 antibody candidate, has been cleared by the FDA.

Fourth Quarter 2015 Financial Results

•                  TESARO reported a net loss of $75.8 million, or ($1.89) per share, for the fourth quarter of 2015, compared to a net loss of $47.9 million, or ($1.33) per share, for the fourth quarter of 2014.

•                  Research and development expenses increased to $42.9 million for the fourth quarter of 2015, compared to $29.8 million for the fourth quarter of 2014, driven primarily by higher costs related to the ongoing registration trials of niraparib, development activities related to the rolapitant IV NDA submission, and advancement of our immuno-oncology portfolio, in addition to increased headcount.

•                  Selling, general and administrative expenses increased to $27.9 million for the fourth quarter of 2015, compared to $7.4 million for the fourth quarter of 2014, primarily due to commercial activities in support of the launch of VARUBI®, increased commercial headcount, and higher professional service fees.

•                  Acquired in-process research and development expenses totaled $1.0 million for the fourth quarter of 2015 and included a milestone payment related to our immuno-oncology portfolio, compared to $7.0 million for the fourth quarter of 2014, which included development milestones for rolapitant and the immuno-oncology portfolio.

•                  Operating expenses, as described above, include total non-cash, stock-based compensation expense of $8.4 million for the fourth quarter of 2015, compared to $3.1 million for the fourth quarter of 2014.

•                  As of December 31, 2015, TESARO had approximately $230.1 million in cash and cash equivalents and approximately 40.3 million outstanding shares of common stock.

•                  Today TESARO announced a definitive agreement for a private placement that would result in proceeds of $155 million. TESARO expects its cash utilization to be approximately $70 million on average, per quarter, during the first half of 2016.

Full-Year 2015 Financial Results

•                  TESARO reported a net loss of $251.4 million, or ($6.38) per share, for 2015, compared to a net loss of $171.0 million, or ($4.79) per share, for 2014.

•                  Research and development expenses increased to $155.4 million for 2015, compared to $118.4 million for 2014, driven primarily by three ongoing registration trials of niraparib, development activities related to the rolapitant IV NDA submission, and advancement of our immuno-oncology portfolio, in addition to increased headcount.

•                  Acquired in-process research and development expenses totaled $2.0 million for 2015 and included milestone payments related our immuno-oncology portfolio, compared to $24.9 million for 2014, which was primarily due to up-front immuno-oncology license payments.

•                  Selling, general and administrative expenses increased to $78.7 million for 2015, compared to $23.9 million for 2014, primarily due to commercial activities in support of the launch of VARUBI®, increased commercial headcount, and higher professional service fees.

•                  Operating expenses, as described above, include total non-cash, stock-based compensation expense of $25.9 million for 2015, compared to $11.7 million for 2014.

2016 Corporate Objectives

TESARO anticipates achieving the following key objectives:

•                  Continue to execute on the VARUBI® commercial launch in the United States;

•                  Submit the NDA for IV rolapitant in Q1 2016;

•                  Submit the oral rolapitant Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) in Q2 2016;

•                  Initiate patient enrollment in the Phase 3 clinical trial of niraparib in first-line ovarian cancer (PRIMA) in Q1 2016;

•                  Initiate enrollment in the niraparib/KEYTRUDA® (pembrolizumab) combination trial in Q1 2016;

•                  Report data from the Phase 3 NOVA trial and from the QUADRA trial of niraparib in Q2 2016;

•                  Submit the niraparib NDA and MAA in 2H 2016;

•                  Continue to enroll the Phase 3 BRAVO trial of niraparib in breast cancer patients with germline BRCA mutations through 2016;

•                  Initiate a Phase 1 clinical trial of TSR-042 (anti-PD-1 antibody) in Q1 2016;

•                  Submit the IND for TSR-022 (anti-TIM-3 antibody) in Q2 2016;

•                  Select a clinical antibody candidate targeting LAG-3 in 1H 2016;

•                  Identify a dose and schedule for TSR-042 by the end of 2016; and

•                  Select bispecific clinical candidates targeting PD-1/TIM-3 and PD-1/LAG-3 in 2016.

Today’s Conference Call and Webcast

TESARO will host a conference call to discuss the Company’s fourth quarter operating results and provide an update on the Company’s development programs and the VARUBI® launch today at 4:15 P.M. Eastern time. The accompanying slide presentation and live webcast of the conference call can be accessed by visiting the TESARO website at www.tesarobio.com. The call can be accessed by dialing (877) 853-5334 (U.S. and Canada) or (970) 315-0307 (international). A replay of the webcast will be archived on the Company’s website for 30 days following the call.

About TESARO

TESARO is an oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients by acquiring, developing, and commercializing safer and more effective therapeutics. For more information, visit www.tesarobio.com.

Investor/Media Contact:

Jennifer Davis

+1.781.325.1116 or jdavis@tesarobio.com

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding TESARO, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our plans to expand niraparib development into multiple tumor types, our expected range of cash utilization for the first half of 2016, our expectation to have NOVA and QUADRA data in the second quarter of 2016, the expected timing of the oral rolapitant MAA filing, the submission of the NDA for IV rolapitant, the submission of the NDA and MAA for niraparib, and other regulatory filings with respect to our product candidates, the expected timing of data from our various clinical trials, our plans regarding future clinical trials with niraparib, statements regarding our various 2016 corporate objectives, the estimated time periods when we expect clinical trials to commence or be completed, and statements regarding our expectations about the timing of both the selection of clinical candidates from our immuno-oncology programs and the commencement of clinical testing for those candidates. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our research and pre-clinical development programs, clinical development programs, future results, performance, or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the execution and completion of clinical trials, uncertainties surrounding the timing of availability of data from our clinical trials, ongoing discussions with and actions by regulatory authorities, patient accrual rates for clinical trials, and other matters that could affect the timing of availability of data from or initiation of our clinical trials, uncertainties regarding regulatory approvals, uncertainties regarding certain expenditures, and other matters that could affect the availability or commercial potential of our drug candidates. TESARO undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see TESARO’s Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

TESARO, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2015	2014	2015

License revenue	$—	$230	$—	$317

Expenses:
Cost of sales - intangible asset amortization	—	268	—	268
Research and development (1)	29,814	42,852	118,425	155,390
Selling, general and administrative (1)	7,397	27,910	23,935	78,701
Acquired in-process research and development	7,000	1,000	24,900	2,000
Total expenses	44,211	72,030	167,260	236,359
Loss from operations	(44,211)	(71,800)	(167,260)	(236,042)
Interest income (expense), net	(3,724)	(3,959)	(3,752)	(15,366)
Net loss	$(47,935)	$(75,759)	$(171,012)	$(251,408)

Net loss per share applicable to common stockholders - basic and diluted	$(1.33)	$(1.89)	$(4.79)	$(6.38)

Weighted-average number of common shares used in net loss per share applicable to common stockholders - basic and diluted	36,071	40,151	35,739	39,387

(1) Expenses include the following amounts of non-cash stock-based compensation expense:

Research and development	$1,403	$3,273	$4,954	$11,082
Selling, general and administrative	1,742	5,131	6,729	14,832

TESARO, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2014	December 31, 2015

Assets
Current assets:
Cash and cash equivalents	$256,861	$230,146
Accounts receivable	—	679
Inventories	—	1,106
Other current assets	1,735	4,560
Total current assets	258,596	236,491

Intangible assets, net	—	14,732
Property and equipment, net	1,022	2,779
Restricted cash	—	500
Other assets	767	779
Total assets	$260,385	$255,281

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,089	$8,019
Accrued expenses	16,750	36,628
Deferred revenue, current	—	500
Other current liabilities	1,526	1,534
Total current liabilities	24,365	46,681

Convertible notes, net	111,964	121,325
Deferred revenue, non-current	—	288
Other non-current liabilities	—	113
Total liabilities	136,329	168,407

Total stockholders’ equity	124,056	86,874
Total liabilities and stockholders’ equity	$260,385	$255,281

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